Exhibit 3.158

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of

PRIMEDIA REFERENCE INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

PRIMEDIA Reference Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL” ),

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST.                    That the Board of Directors of the Corporation by unanimous written consent duly executed in accordance with Section 141 (f) of the General Corporation Law of the State of Delaware has duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and declaring that it is advisable that the stockholders of the Corporation adopt resolutions approving such amendment.  Pursuant to the proposed amendment, ARTICLE I of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“ARTICLE I

The name of the corporation (the “Corporation”) is World Almanac Education Group, Inc.”

SECOND.               That thereafter the foregoing amendment was approved by a majority of the stockholders of the Corporation.

THIRD.                  That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been made under the seal of the Corporation and has been signed by the undersigned, Charles L. Laurey, Secretary of the Corporation, this 23rd day of December, 1999.

/s/ Charles L. Laurey
Name:	Charles L. Laurey
Title:	Secretary